EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-115606, 333-132197 and 333-13543 on Form S-8 for Epic Bancorp, of our report dated March 25, 2008 with respect to the consolidated balance sheets of Epic Bancorp and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Epic Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
March 25, 2008